Exhibit 10.35

Form of Phantom Restricted Stock Units Award Agreement

Award Agreement
This document contains your Stock Units Award Agreement.

Stock Units Award Agreement
Granted To:
Grant Date:
Grant Type:
Grant Code:
Number Granted:

[Note: The number of Restricted Stock Units is based on a “divisor price” of $[price] , which is the ten (10)-day average closing price of Bank of America Corporation common stock for the ten (10) business days immediately preceding and including [date].]
This Stock Units Award Agreement and all Exhibits hereto (the “Agreement”) is made between Bank of America Corporation, a Delaware corporation (“Bank of America”), and you, an employee of Bank of America or one of its Subsidiaries.

The Stock Unit Award covered by this Agreement (the “Award”) is being awarded to you, subject to the following terms and provisions.

1.Subject to the terms and conditions of this Agreement, Bank of America awards to you the number of Stock Units shown above. Each Stock Unit shall have a value equal to the Fair Market Value of one (1) share of Bank of America common stock.

2.Notwithstanding any provisions in this Agreement to the contrary, the Award shall be subject to any special terms and conditions applicable to employees based outside the U.S., as set forth in Exhibit B to this Agreement. If you relocate to one of the countries included in Exhibit B, the special terms and conditions for such country will apply to you to the extent that Bank of America determines that the application of such terms and

3.You acknowledge having read and agree to be bound by all the terms and conditions of this Agreement, including any special terms and conditions applicable to employees based outside the U.S., as set forth in Exhibit B. IN THE EVENT OF ANY CONFLICT BETWEEN THIS STOCK UNITS AWARD AGREEMENT, EXHIBIT A AND EXHIBIT B, THE PROVISIONS OF EXHIBIT B SHALL PREVAIL AND CONTROL THE AWARD. Capitalized terms used, but not otherwise defined, herein shall have the meanings given to such terms on the enclosed Exhibit A.

4.The Stock Units covered by this Award shall become earned by, and payable to, you in accordance with the terms and conditions of this Agreement in the amounts and on the dates shown on the enclosed Exhibit A.

5.If a cash dividend is paid with respect to Bank of America common stock, a cash dividend equivalent equal to the total cash dividend you would have received had your Stock Units been actual shares of Bank of America common stock will be accumulated and paid in cash through payroll when the Stock Units become earned and payable. Dividend equivalents are credited with interest at the three (3)-year constant maturity United States Treasury rate in effect on the grant date noted above until the applicable payment date provided in Exhibit A. Bank of America, in its sole discretion, will select an appropriate exchange rate for converting the dividend equivalent payments into local currency.

6.To the extent allowed by and consistent with applicable law and any applicable limitations period, if it is determined at any time that you have engaged in Detrimental Conduct or engaged in any hedging or derivative transactions involving Bank of America common stock in violation of the Bank of America Corporation Code of Conduct that would undermine the long-term performance incentives created by the Award, Bank of America will be entitled to recover from you in its sole discretion some or all of the cash, and any related dividend equivalents, paid to you pursuant to this Agreement. You recognize that if you engage in Detrimental Conduct or any hedging or derivative transactions involving Bank of America common stock, the losses to Bank of America and/or its Subsidiaries may amount to the full value of any cash, and any related dividend equivalents, paid to you pursuant to this Agreement. In addition, the Award is subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) similar rules under the laws of any other jurisdiction and
(iii) any policies adopted by Bank of America to implement such requirements, all to the extent determined by Bank of America in its discretion to be applicable to you.

7.Subject to applicable laws in your country, you may designate a beneficiary to receive payment of the Award in the event of your death while in service with Bank of America or its Subsidiaries in accordance with Bank of America’s beneficiary designation procedures, as in effect from time to time. Any beneficiary designation in effect at the time of your termination of employment with Bank of America and its Subsidiaries (other than a termination of employment due to your death) will remain in effect following your termination of employment unless you change your beneficiary designation or it otherwise ceases to be enforceable and/or valid in accordance with Bank of America’s beneficiary designation procedures, as in effect from time to time. If you do not designate a beneficiary, if your designated beneficiary does not survive you or if the designation is not enforceable and/or valid under the inheritance and other laws in your country (as determined by Bank of America in its sole discretion), then your beneficiary will be your estate.

8.The existence of this Award shall not affect in any way the right or power of Bank of America or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Bank of America’s capital structure or its business, or any merger or consolidation of Bank of America, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Bank of America common stock or the rights thereof, or the dissolution or liquidation of Bank of America, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

9.Bank of America may, in its sole discretion, decide to deliver any documents related to this Award or future Awards that may be granted by electronic means or request your consent to participate in the Award by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Award through an online or electronic system established and maintained by Bank of America or a third party designated by Bank of America.

Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as Bank of America may notify you from time to time; and to you at your electronic mail or postal address as shown on the records of Bank of America from time to time or as otherwise determined appropriate by Bank of America, in its sole discretion, or at such other electronic mail or postal address as you, by notice to Bank of America, may designate in writing from time to time.

10.You acknowledge that Bank of America has not provided you with any legal advice and that you have the right to consult with your personal legal advisor prior to accepting this Agreement.

11.You acknowledge that, regardless of any action taken by Bank of America or your employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items (or, if applicable, your portion thereof) related to the Award (“Tax-Related Items”) is and remains your responsibility and may exceed the amount (if any) withheld by Bank of America or your employer. You further acknowledge that Bank of America and/or your employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Units, including but not limited to the grant and vesting of the Stock Units, your satisfaction of any age and/or length of service criteria, the payment of any Stock Units and the receipt of any dividend equivalents, (ii) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Stock Units to reduce or eliminate your liability for Tax-Related Items or achieve any specific tax result and (iii) do not commit to and are under no obligation to use a withholding method for Tax-Related Items which results in the most favorable or any particular tax treatment for you. Further, if you have become subject to Tax-Related Items in more than one jurisdiction, you acknowledge that Bank of America or your employer (or former employer, as applicable) may be required to withhold or account for Tax- Related Items in more than one jurisdiction.

In the event Bank of America determines that it and/or your employer must withhold any Tax-Related Items, you agree as a condition of the grant of the Stock Units to make arrangements satisfactory to Bank of America and/or your employer to enable it to satisfy all withholding requirements by all legal means, including, but not limited to, withholding any applicable Tax-Related Items from the payment of the Stock Units. In addition, you authorize Bank of America and/or your employer to fulfill its withholding obligations by all legal means, including, but not limited to, withholding Tax-Related Items from your wages, salary or other cash compensation Bank of America or your employer pays to you. Bank of America may refuse to pay any earned Stock Units if you fail to comply with any obligations in connection with the Tax-Related Items.

12.The validity, construction and effect of this Agreement are governed by, and subject to, the laws of the State of Delaware and the laws of the United States, unless otherwise required by applicable law. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of North Carolina and agree that such litigation shall be conducted solely in the courts of Mecklenburg County, North Carolina or the federal courts for the United States for the Western District of North Carolina, where this Award is made and/or to be performed, and no other courts, unless otherwise required by applicable law.

13.In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. This Agreement constitutes the final understanding between you and Bank of America regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded. This Agreement may only be amended by a written instrument signed by both parties.

14.This Agreement is intended to comply with Section 409A of the Internal Revenue Code of the United States, to the extent applicable. Notwithstanding any provision of the Agreement to the contrary, the Agreement shall be interpreted, operated and administered consistent with this intent.

15.Bank of America reserves the right to impose other requirements on the Award to the extent Bank of America determines it is necessary or advisable for legal or administrative reasons and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

16.Nothing in this Agreement shall interfere with or limit in any way the right of Bank of America or your employer to terminate your employment at any time, nor confer upon you any right to continue in the employment of Bank of America or its Subsidiaries. For purposes of this Agreement, a transfer of your employment between Bank of America and a Subsidiary, or between Subsidiaries, shall not be deemed to be a termination of employment.

17.To the extent that you acquire a right to receive payments from Bank of America under this Agreement, such right shall be no greater than the right of any unsecured general creditor of Bank of America. Nothing contained in this Agreement shall be deemed to create a trust of any kind or any fiduciary relationship between you and Bank of America. This Agreement shall be binding on Bank of America and any successor in interest of Bank of America.

18.Bank of America may assign this Agreement, assign any part of its rights under this Agreement or assign or delegate any part of its obligations under this Agreement, without your consent to the fullest extent permitted by applicable law. You may not assign this Agreement, assign any part of your rights under this Agreement or assign or delegate your obligations under this Agreement.

19.The Award shall be equitably adjusted as determined by Bank of America in the event of any stock dividend, stock split or similar change in the capitalization of Bank of America.

IN WITNESS WHEREOF, Bank of America has caused this Agreement to be executed by its duly authorized officer, and you have hereunto set your hand, all effective as of the Grant Date listed above.

Brian T. Moynihan
Chairman and Chief Executive Officer

Exhibit A

Bank of America Corporation Stock Unit Award
PAYMENT OF AWARD

(a)PAYMENT SCHEDULE. Subject to the provisions of paragraphs (b), (c) and (d) below, the Stock Units (and any related dividend equivalents) shall be earned and payable if you remain employed with Bank of America and its Subsidiaries through each of the payment dates as follows.

    [schedule]

*Payment will be made as soon as administratively practicable, generally within thirty (30) days after the payment date.

(b)IMPACT OF TERMINATION OF EMPLOYMENT ON STOCK UNITS. If your employment with Bank of America and its Subsidiaries terminates prior to either of the above payment dates, then any unearned Stock Units (and any related dividend equivalents) shall become earned and payable or be canceled depending on the reason for termination as described in this paragraph (b), regardless of any equity protection, good leaver treatment or eligibility for replacement awards described in your offer letter or other applicable employment agreement, if any. Notwithstanding anything in this Agreement to the contrary, and not in limitation but in amplification of the preceding sentence, any equity protection, good leaver treatment or eligibility for replacement awards described in your offer letter or other applicable employment agreement, if any, shall not affect any aspect of the Stock Units described in this Agreement including, but not limited to, the treatment of the Stock Units upon your termination of employment with Bank of America and its Subsidiaries.

(i)Death. Any unearned Stock Units (and any related dividend equivalents) shall become immediately earned and payable as of the date of your termination of employment if your termination is due to your death. Payment will be made as soon as administratively practicable, generally within thirty (30) days after notification of termination from the payroll system.

(ii)Disability, Workforce Reduction or Divestiture. If your employment is terminated by your employer due to your Disability, Workforce Reduction or Divestiture, then any unearned Stock Units (and any related dividend equivalents) shall continue to become earned and payable at such time as provided in the Payment Schedule described in paragraph (a) above (without regard to whether you are employed by Bank of America or its Subsidiaries), subject to your complying with the covenants set forth in paragraph (c) below and subject to the performance-based cancellation provision set forth in paragraph (d) below. Notwithstanding anything in this paragraph (b)(ii) to the contrary, upon your death following a termination of employment by your employer due to Disability, Workforce Reduction or Divestiture, any unearned Stock Units (and any related dividend equivalents) that are continuing to become earned and payable in accordance with the provisions of this paragraph (b)(ii), but have not yet become earned and payable, shall become immediately earned and payable as of the date of your death, and payment will be made as soon as administratively practicable following your death.

(iii)Termination by your Employer with Cause. If your employment is terminated by your employer with Cause, then any Stock Units (and any related dividend equivalents) that were not already earned and payable pursuant to paragraph (a) above as of the date of your termination of employment shall be canceled as of that date.

(iv)Change in Control. Notwithstanding anything in this Agreement to the contrary, if
(A) a Change in Control occurs and (B) on or after the Change in Control and on or before the second anniversary of the Change in Control either (1) your employment is terminated without Cause or (2) you terminate your employment with Bank of America or its Subsidiaries for Good Reason, then any unearned Stock Units (and any related dividend equivalents) shall become immediately earned as of the date of such termination and shall be payable at such time as provided in the Payment Schedule described in paragraph (a) above, without regard to the covenants set forth in paragraph (c) below or the performance-based cancellation provision set forth in paragraph (d) below. Notwithstanding anything in this paragraph (b)(iv) to the contrary, upon your death following (A) a termination of your employment without Cause on or before the second anniversary of a Change in Control or (B) a termination of your employment with Bank of America or its Subsidiaries for Good Reason on or before the second anniversary of a Change in Control, any Stock Units (and any related dividend equivalents) that are continuing to become payable in accordance with the provisions of this paragraph (b)(iv), but have not yet become payable, shall become immediately payable as of the date of your death, and payment will be made as soon as administratively practicable following your death.

(v)All Other Terminations. In the case of All Other Terminations, any Stock Units (and any related dividend equivalents) that were not already earned and payable pursuant to paragraph
(a)above as of the date of your termination of employment shall be canceled as of that date.

(vi)Acceleration of Payment. Notwithstanding anything in the provisions set forth above to the contrary, in the event of termination of employment, Bank of America may, in its sole discretion, accelerate payment of all or a portion of any unearned Stock Units (and any related dividend equivalents) to the date of termination of employment (if the unearned Stock Units are not canceled as of such date) to facilitate compliance with local law and/or administrative considerations; provided, however, that if you are subject to U.S. Internal Revenue Code Section 409A, your Award may be accelerated, and payment may be made, only to the extent necessary to pay federal, state, local or foreign tax obligations arising from the Award that apply to an amount, before the amount is paid or made available to you.

(c)COVENANTS.

(i)Non-Solicitation. You agree that during any period in which Stock Units (and any related dividend equivalents) remain payable, (A) you will not directly or indirectly solicit or recruit for employment or encourage to leave employment with Bank of America or its Subsidiaries, on your own behalf or on behalf of any other person or entity other than Bank of America or its Subsidiaries, any person who is an employee of Bank of America or its Subsidiaries and (B) to the extent permissible under applicable law, you will not, directly or indirectly, on your own behalf or on behalf of any other person or entity other than Bank of America or its Subsidiaries, solicit any client or customer of Bank of America or its Subsidiaries which you actively solicited or with whom you worked or otherwise had material contact in the course of your employment with Bank of America and its

Subsidiaries. Notwithstanding anything in this Agreement to the contrary, if (1) you are a permanent resident of California or you are a tax resident of California who is assigned to perform services for Bank of America or any Subsidiary from an office located in California, the solicitation restriction described in (B) above will not apply to this Award and (2) you live or work in Washington State, the solicitation restrictions described in (A) and (B) above shall only apply in relation to your employer.

(ii)Detrimental Conduct. You agree that during any period in which Stock Units (and any related dividend equivalents) remain payable, you will not engage in Detrimental Conduct.

(iii)Hedging or Derivative Transactions. You agree that during any period in which Stock Units (and any related dividend equivalents) remain payable, you will not engage in any hedging or derivative transactions involving Bank of America common stock in violation of the Bank of America Corporation Code of Conduct that would undermine the long-term performance incentive created by the Stock Units.

(iv)Remedies. Payment of Stock Units (and any related dividend equivalents) in accordance with the Payment Schedule set forth in paragraph (a) above is specifically conditioned on the requirement that at all times prior to each payment, you do not engage in solicitation, Detrimental Conduct or hedging or derivative transactions, as described in paragraphs (c)(i), (ii) and (iii), during such period. If Bank of America determines in its reasonable business judgment that you have failed to satisfy such requirements, then any Stock Units (and any related dividend equivalents) that have not yet been paid as of the date of such determination shall be canceled as of such date of determination.

[Performance-based cancellation provisions:

(d)PERFORMANCE-BASED CANCELLATION PROVISION. In order to appropriately balance risk and reward, unpaid Stock Units (and any related dividend equivalents) may be canceled if a loss occurs outside of the ordinary course of business. For a line of business, sub-line of business or division, a “loss” means a pre-tax loss for a fiscal year (as determined under U.S. generally accepted accounting principles in effect as of the close of such fiscal year). For an individual, a “loss” means that the aggregate profit and loss attributable to your activities is negative. A loss in the “ordinary course of business” means a loss resulting from a planned winding down of a business or legacy position, or a loss that is de minimis (e.g., a loss from a short-dated trading position that is within desk strategy and risk limits and which, aggregated with losses across all positions, is less than $1 million). A loss outside of the ordinary course includes (without limitation) losses such as those resulting from complex or high-risk trading strategies, risk or compliance violations, deliberate or grossly negligent failures to perform your job duties, or any loss that materially impairs Bank of America’s solvency, liquidity, or capital distribution plans. If a loss outside of the ordinary course of business occurs:

(i)at Global Banking and Markets, Global Markets, or Global Banking, if you are a senior business leader within the applicable group;

(ii)at a sub-line of business (e.g., Global Corporate and Investment Banking, FICC Trading) or division (e.g., Global Rates, Global Credit and Special Situations) within Global Banking and Markets, if you are a manager within the applicable sub-line of business or division; or

(iii)at your individual level;

then your accountability for such loss will be determined, taking into account such factors as (i) the magnitude of the loss (including positive or negative variance from plan); (ii) your degree of involvement (including such factors as your current or former leadership role within Global Banking and Markets, and the degree to which you were involved in decisions that are determined to have contributed to the loss); (iii) your performance; and (iv) such other factors as deemed appropriate. The management team designated for such purpose, together with key control functions, will review the loss and your accountability. The management team designated for such purpose will then make a final determination to either take no action or to cancel some or all of your Award. All such determinations will be final and binding.

(d)      PERFORMANCE-BASED CANCELLATION PROVISION. In order to appropriately balance risk and reward, unpaid Restricted Stock Units (and any related dividend equivalents) may be canceled if a loss occurs outside of the ordinary course of business. For Bank of America or a line of business, a “loss” means a pre-tax loss for a fiscal year (as determined under U.S. generally accepted accounting principles in effect as of the close of such fiscal year). A loss in the “ordinary course of business” means a loss resulting from a planned winding down of a business or legacy position. A loss outside of the ordinary course includes (without limitation) losses such as those resulting from risk or compliance violations, deliberate or grossly negligent failures to perform your job duties, or any loss that materially impairs Bank of America’s solvency, liquidity, or capital distribution plans. If a loss outside of the ordinary course of business occurs:
(i)at Bank of America, if you are the Chief Executive Officer, Chief Financial Officer, any Chief Executive Officer direct report who does not lead a line of business, or are any employee who is part of a staff (such as global technology operations, global strategy and marketing, etc.) or key control function (such as audit, compliance, human resources, legal, risk, etc.);
(ii)at Bank of America or your line of business, if you are a senior leader who leads a line of business (e.g., are president or head of such line of business); or
(iii)at your line of business, if you are any employee other than a senior leader who leads a line of business;
then your accountability for such loss will be determined, taking into account such factors as (i) the magnitude of the loss (including positive or negative variance from plan); (ii) your degree of involvement (including such factors as your current or former leadership role within Bank of America or the line of business, and the degree to which you were involved in decisions that are determined to have contributed to the loss); (iii) your performance; and (iv) such other factors as deemed appropriate. The Compensation and Human Capital Committee (for executive officers), Management Compensation Committee (for Band 1 employees) or other management team designated for such purpose, together with key control functions, will review the loss and your accountability. The Compensation and Human Capital Committee (for executive officers), Management Compensation Committee (for Band 1 employees) or other management team designated for such purpose will then make a final determination to either take no action or to cancel some or all of your Award. All such determinations will be final and binding.]

(e)FORM OF PAYMENT. Payment of Stock Units shall be made in the form of cash for each Stock Unit that is payable. The amount of the payment that you will receive with respect to the Award shall be determined by multiplying the number of Stock Units payable by the Fair Market Value of one (1) share of Bank of America common stock on the applicable payment date provided in paragraph (a) above. Payment of Stock Units may be made into an account at Bank of America’s designated brokerage firm or through payroll, at the discretion of Bank of America. If payment is to be made through payroll, Bank of America, in its sole discretion will select an appropriate exchange rate for converting the payment into local currency. If payment is to be made into an account at Bank of America’s designated brokerage firm, you acknowledge and agree that in order to receive payment of your Stock Units (and any related dividend equivalents), you are required to open and designate a brokerage account at Bank of America’s designated brokerage firm for payment of the Stock Units (and any related dividend equivalents). If you do not open and designate a brokerage account at Bank of America’s designated brokerage firm for payment of the Stock Units (and any related dividend equivalents), you acknowledge and agree that (i) you are not entitled to payment of the Stock Units (or any related dividend equivalents) and (ii) Bank of America and/or its Subsidiaries may, in its or their sole discretion, open and designate a brokerage account at Bank of America’s designated brokerage firm for payment of the Stock Units (and any related dividend equivalents) on your behalf.

(f)DEFINITIONS. For purposes hereof, the following terms shall have the following meanings.

All Other Terminations means any termination of your employment with Bank of America and its Subsidiaries, whether initiated by you or your employer, other than (i) a termination due to your death or your Disability; (ii) a termination which constitutes a Workforce Reduction or Divestiture; (iii) a termination by your employer with Cause; and (iv) a termination in connection with a Change in Control as described in paragraph (b)(iv) above.

Cause shall be defined as that term is defined in your offer letter or other applicable employment agreement; or, if there is no such definition, “Cause” means a termination of your employment with Bank of America and its Subsidiaries if it occurs in conjunction with a determination by your employer that you have (i) committed an act of fraud or dishonesty in the course of your employment; (ii) been convicted of (or plead no contest with respect to) a crime constituting a felony or a crime of comparable magnitude under applicable law (as determined by Bank of America in its sole discretion); (iii) committed an act or omission which causes you or Bank of America or its Subsidiaries to be in violation of federal or state securities laws, rules or regulations, and/or the rules of any exchange or association of which Bank of America or its Subsidiaries is a member, including statutory disqualification; (iv) failed to perform your job duties where such failure is injurious to Bank of America or any Subsidiary, or to Bank of America’s or such Subsidiary’s business interests or reputation; (v) materially breached any written policy applicable to your employment with Bank of America or any of its Subsidiaries including, but not limited to, the Bank of America Corporation Code of Conduct and General Policy on Insider Trading; or (vi) made an unauthorized disclosure of any confidential or proprietary information of Bank of America or its Subsidiaries or have committed any other material violation of Bank of America’s written policy regarding Confidential and Proprietary Information.

Change in Control shall be defined as that term is defined in the [Bank of America Corporation Key Employee Equity Plan/Bank of America Corporation Equity Plan].

Detrimental Conduct means your serious misconduct or unethical behavior, including any one of the following: (i) any conduct that would constitute Cause; (ii) the commission of a criminal act by you, whether or not performed in the workplace, that subjects, or if generally known, would subject Bank of America or its Subsidiaries to public ridicule or embarrassment, or other improper or intentional conduct causing reputational harm to Bank of America, its Subsidiaries, or a client of Bank of America or its Subsidiaries; (iii) the breach of a fiduciary duty owed to Bank of America or its

Subsidiaries or a client or former client of Bank of America or its Subsidiaries; (iv) intentional violation, or grossly negligent disregard, of Bank of America’s or its Subsidiaries’ policies, rules and procedures, specifically including, but not limited to any of your obligations under the Bank of America Corporation Code of Conduct and workplace policies; or (v) you taking or maintaining trading positions that result in a need to restate financial results in a subsequent reporting period or that result in a significant financial loss to Bank of America or its Subsidiaries during or after the performance year.

Disability means “disability” as defined in the [Bank of America Corporation Key Employee Equity Plan/Bank of America Corporation Equity Plan].

Divestiture means a termination of your employment with Bank of America and its Subsidiaries as the result of a divestiture or sale of a business unit as determined by your employer based on the personnel records of Bank of America and its Subsidiaries.

Fair Market Value means on any date, the closing price of a share of Bank of America common stock as reflected in the report of composite trading of New York Stock Exchange listed securities for that date (or, if no shares were publicly traded on that day, the immediately preceding day that shares were so traded) published in The Wall Street Journal [Eastern Edition] or any other publication selected by Bank of America; provided, however, that if the shares are misquoted by the selected publication(s), Bank of America shall directly solicit the information from officials of the stock exchanges or from other informed independent market sources.

Good Reason means, provided that you have complied with the Good Reason Process, the occurrence of any of the following events without your consent: (i) a material diminution in your responsibility, authority or duty; (ii) a material diminution in your base salary except for across-the- board salary reductions based on Bank of America and its Subsidiaries’ financial performance similarly affecting all or substantially all management employees of Bank of America and its Subsidiaries; or
(iii) the relocation of the office at which you were principally employed immediately prior to a Change in Control to a location more than fifty (50) miles from the location of such office, or your being required to be based anywhere other than such office, except to the extent you were not previously assigned to a principal location and except for required travel on your employer’s business to an extent substantially consistent with your business travel obligations at the time of the Change in Control.

Good Reason Process means that (i) you reasonably determine in good faith that a Good Reason condition has occurred; (ii) you notify Bank of America and its Subsidiaries in writing of the occurrence of the Good Reason condition within sixty (60) days of such occurrence; (iii) you cooperate in good faith with Bank of America and its Subsidiaries’ efforts, for a period of not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and (v) you terminate your employment for Good Reason within sixty (60) days after the end of the Cure Period. If Bank of America or its Subsidiaries cures the Good Reason condition during the Cure Period, and you terminate your employment with Bank of America and its Subsidiaries due to such condition (notwithstanding its cure), then you will not be deemed to have terminated your employment for Good Reason.

Subsidiary means any corporation, partnership, joint venture, affiliate or other entity in which Bank of America owns more than eighty percent (80%) of the voting stock or voting ownership interest, as applicable, or any other business entity designated by Bank of America as a Subsidiary for purposes of this Agreement.

Workforce Reduction means your termination of employment with Bank of America and its Subsidiaries as a result of a labor force reduction, realignment or similar measure as determined by your employer and (i) you are officially notified in writing of your termination of employment due to a workforce reduction and eligibility for the Corporate Severance Program (or any successor program); or (ii) if not eligible for the Corporate Severance Program, you are notified in writing by an authorized officer of Bank of America or any Subsidiary that the termination is as a result of such action. Your termination of employment shall not be considered due to Workforce Reduction unless you execute all documents required under the Corporate Severance Program or otherwise, including without limitation any required release of claims, within the applicable time frames set forth in such documents or as prescribed by Bank of America. In the event you fail to execute all required documents in a timely fashion, your termination of employment will not be treated as a Workforce Reduction, and if any portion of your Award has been earned or paid to you after your termination of employment but before your failure to execute all required documents, you covenant and agree that you will have no right, title or interest in such amount earned or paid and that you will cause such amount to be returned immediately to Bank of America upon notice.

Exhibit B

BANK OF AMERICA CORPORATION STOCK UNIT AWARDS
Special Provisions for Stock Unit Awards in Countries Outside the U.S.

[Terms and conditions applicable to employees outside the U.S.]